As filed with the Securities and Exchange Commission on August 14, 2001
                                                      Registration No. 333-67020
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            -------------------------

                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            -------------------------

                                Johnson & Johnson
             (Exact name of registrant as specified in its charter)


    New Jersey            One Johnson & Johnson Plaza             22-1024240
  (State of other        New Brunswick, New Jersey 08933       (I.R.S. Employer
   jurisdiction        (Address, including zip code, and     Identification No.)
of incorporation or  telephone number, including area code,
   organization)      of registrant's principal executive
                                     offices)

                           --------------------------

                              James R. Hilton, Esq.
                            Michael H. Ullmann, Esq.
                                Johnson & Johnson
                           One Johnson & Johnson Plaza
                         New Brunswick, New Jersey 08933
                            Telephone: (732) 524-0400
               (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)

                            -------------------------

                                    Copy to:
                          Robert I. Townsend, III, Esq.
                             Cravath, Swaine & Moore
                                 Worldwide Plaza
                                825 Eighth Avenue
                            New York, New York 10019
                                 (212) 474-1000

                            -------------------------


     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/ __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/ ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

================================================================================

Prospectus

                                Johnson & Johnson

                                5,403,694 Shares
                                  Common Stock

                                  $393,096,000
                                   Guarantees

          On June 22, 2001, ALZA Corporation became a wholly owned subsidiary of Johnson & Johnson through the merger of a wholly owned subsidiary of Johnson & Johnson with and into ALZA, and each outstanding share of ALZA common stock was converted into the right to receive 0.98 shares of Johnson & Johnson common stock. In connection with the merger, ALZA's 3% Zero Coupon Convertible Subordinated Debentures due July 28, 2020 became convertible into shares of Johnson & Johnson common stock at a conversion rate of 13.7465 shares of Johnson & Johnson common stock per $1,000 principal amount of an ALZA debenture, subject to anti-dilution adjustments, and Johnson & Johnson issued its subordinated guarantee of the ALZA debentures.

          This prospectus relates to 5,403,694 shares of Johnson & Johnson common stock issuable upon conversion of ALZA debentures held by certain selling securityholders, plus such additional indeterminate number of shares of Johnson & Johnson common stock as may become issuable upon conversion of the ALZA debentures as a result of anti-dilution adjustments. The shares of Johnson & Johnson common stock issuable upon conversion of the ALZA debentures may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus.

          This prospectus also relates to Johnson & Johnson's subordinated guarantee of $393,096,000 aggregate principal amount of the ALZA debentures held by certain selling securityholders. The Johnson & Johnson guarantees are embodied in the first supplemental indenture to the indenture governing the ALZA debentures and may be sold only together with the associated ALZA debentures from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus. Under the first supplemental indenture, Johnson & Johnson also assumed all of the obligations of ALZA under the indenture governing the ALZA debentures.

          The selling securityholders may sell all or a portion of the shares of Johnson & Johnson common stock issuable upon conversion of ALZA debentures from time to time on the New York Stock Exchange, in negotiated transactions or otherwise, and at prices which will be determined by the prevailing market price for the shares or in negotiated transactions. The selling securityholders may sell all or a portion of their Johnson & Johnson guarantees, together with the associated ALZA debentures, in negotiated transactions or otherwise and at prices which will be determined in negotiated transactions.

          The selling securityholders will receive all of the proceeds from the sale of shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees offered by this prospectus. Johnson & Johnson will not receive any proceeds of the sale of the shares or the guarantees by the selling securityholders.

          Johnson & Johnson common stock is listed on the New York Stock Exchange under the trading symbol "JNJ" and on August 13, 2001, its closing price was $55.70 per share.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August 14, 2001.

                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----

Additional Information................................................     3
Johnson & Johnson.....................................................     4
Ratio of Earnings to Fixed Charges....................................     4
Use of Proceeds.......................................................     5
Description of Johnson & Johnson Common Stock.........................     5
Description of Johnson & Johnson Guarantees...........................     7
Selling Securityholders...............................................     8
Plan of Distribution..................................................    10
United States Taxation of Non-U.S. Holders............................    12
Legal Matters.........................................................    15
Experts...............................................................    15
Where You Can Find More Information...................................    15
Special Note Regarding Forward-Looking Statements.....................    17

                             ADDITIONAL INFORMATION

          This prospectus incorporates important business and financial information about Johnson & Johnson that is not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Johnson & Johnson at the following address and telephone number:

                                JOHNSON & JOHNSON
                           One Johnson & Johnson Plaza
                             New Brunswick, NJ 08933
                    Attention: Office of Corporate Secretary
                            Telephone: (732) 524-2455

          See "Where You Can Find More Information" on page 15.

                                JOHNSON & JOHNSON

          Johnson & Johnson, with approximately 100,000 employees, is the world's most comprehensive and broadly-based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has more than 195 operating companies in 51 countries around the world, selling products in more than 175 countries.

          Johnson & Johnson's worldwide business is divided into three segments: consumer, pharmaceutical and medical devices and diagnostics. The consumer segment's principal products are personal care and hygienic products, including oral and baby care products, first aid products, nonprescription drugs, sanitary protection products and adult skin and hair care products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.

          The pharmaceutical segment's principal worldwide franchises are in the anti-infective, anti-fungal, anti-anemia, central nervous system, contraceptive, dermatology, gastrointestinal and pain management fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.

          The medical devices and diagnostics segment includes suture and mechanical wound closure products, minimally invasive surgical instruments, diagnostic products, cardiology products, disposable contact lenses, surgical instruments, orthopaedic joint replacements and products for wound management and infection prevention and other medical equipment and devices. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.

          Johnson & Johnson was organized in the State of New Jersey in 1887. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey, and the telephone number at that address is (732) 524-0400.

                       RATIO OF EARNINGS TO FIXED CHARGES

          The ratio of earnings to fixed charges represents our historical ratio and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

                                        Fiscal
                                        Quarter
                                         Ended                      Fiscal Year Ended
                                     -----------------------------------------------------------------------------------
                                       April 1,   December 31,   January 2,     January 3,    December 28   December 29,
                                        2001         2000          2000           1999            1997          1996
                                     ------------- ---------------------------------------------------------------------
Ratio of Earnings to Fixed Charges.....  30.29        18.41         14.76        13.46(1)        15.29        14.06

---------------

(1) Earnings for the fiscal year ended January 3, 1999 include restructuring charges of $613 million and in-process research and development charges of $298 million. Excluding the effect of these charges, the ratio of earnings to fixed charges would have been 16.12.

                                 USE OF PROCEEDS

          The selling securityholders will receive all of the proceeds of the sale of the shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees offered by this prospectus. Johnson & Johnson will not receive any proceeds of the sale of the shares or the guarantees by the selling securityholders.

                  DESCRIPTION OF JOHNSON & JOHNSON COMMON STOCK

          The following summary of Johnson & Johnson common stock is subject in all respects to applicable New Jersey law, the Johnson & Johnson restated certificate of incorporation and the Johnson & Johnson by-laws. See "Where You Can Find More Information"on page 15.

GENERAL

          The total authorized shares of capital stock of Johnson & Johnson consist of (1) 4,320,000,000 shares of common stock, $1.00 par value per share, and (2) 2,000,000 shares of preferred stock, without par value. At the close of business on August 7, 2001, 3,042,485,089 shares of Johnson & Johnson common stock were issued and outstanding and no shares of Johnson & Johnson preferred stock were issued and outstanding. The Johnson & Johnson board of directors is authorized to provide for the issuance from time to time of Johnson & Johnson preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of capital stock of Johnson & Johnson, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to that series and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Johnson & Johnson preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Johnson & Johnson common stock or for other corporate purposes.

BOARD OF DIRECTORS

          The Johnson & Johnson restated certificate of incorporation and the Johnson & Johnson by- laws provide that the total number of Johnson & Johnson directors will be not less than nine nor more than 18, as determined by the Johnson & Johnson board from time to time. Johnson & Johnson currently has 15 directors. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting. The Johnson & Johnson by-laws do not provide for cumulative voting in the election of directors.

DIVIDENDS

          The Johnson & Johnson restated certificate of incorporation, as amended, provides that the Johnson & Johnson board of directors may from time to time declare dividends on its outstanding shares in accordance with New Jersey law.

VOTING RIGHTS; REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

          Each holder of Johnson & Johnson common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

          Merger or Consolidation. Under New Jersey law, the completion of a merger or consolidation of a New Jersey corporation organized prior to January 1, 1969, such as Johnson & Johnson, requires the approval of such corporation's board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon; provided that no such approval and vote are required if such corporation is the surviving corporation and

          o    such corporation's certificate of incorporation is not amended

          o the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after and

          o the number of voting shares and participation shares outstanding after the merger will not exceed by 40% the total number of voting or participating shares of the surviving corporation before the merger.

Similarly, a sale of all or substantially all of such corporation's assets other than in the ordinary course of business, or a voluntary dissolution of such corporation, requires the approval of such corporation's board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of such corporation entitled to vote thereon.

          Business Combinations. Under New Jersey law, no New Jersey corporation may engage in any "business combination" with any interested shareholder (generally, a 10% or greater shareholder) for a period of five years following such interested shareholder's stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.

          Under New Jersey law, "business combination" includes:

          o any merger or consolidation of a resident domestic corporation or one of its subsidiaries:

               o    with an interested shareholder or

               o with any corporation which is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder

          o any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of at least 10% of (1) the assets, (2) the outstanding shares or (3) the earning power or income on a consolidated basis, of such resident domestic corporation and

          o other specified self-dealing transactions between such resident domestic corporation and an interested shareholder or any affiliate or associate thereof.

          In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than:

          o a business combination approved by the board of directors of such corporation prior to the stock acquisition

          o a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose or

          o a business combination in which the interested shareholder meets certain fair price criteria.

          In addition to the requirement under New Jersey regarding business combinations with an interested shareholder, the Johnson & Johnson restated certificate of incorporation prohibits Johnson & Johnson from engaging in any "business combination" with any interested shareholder (generally, a 10% or greater shareholder) without (1) the affirmative vote of at least 80% of the holders of Johnson & Johnson voting stock, voting together as a single class, and (2) the affirmative vote of a majority of the combined votes entitled to be cast by "disinterested shareholders" (as defined in the Johnson & Johnson restated certificate of incorporation), voting together as a single class; provided that any business combination will require only the approval required under New Jersey law if, among other things, such business combination has been approved at any time by a majority of the "continuing directors" (as defined in the Johnson & Johnson restated certificate of incorporation) and certain fair price requirements are met.

          The Johnson & Johnson restated certificate of incorporation defines "business combination" to include:

          o    any merger or consolidation of Johnson & Johnson

               o    with an interested shareholder or

               o with any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of an interested shareholder

          o any transfer or other disposition to or with any interested shareholder or any affiliate or associate of an interested shareholder of any assets or securities of Johnson & Johnson or any of its subsidiaries having an aggregate fair market value of 5% of the total assets of Johnson & Johnson and its subsidiaries

          o the adoption of a plan of liquidation of Johnson & Johnson proposed by an interested shareholder or any affiliate or associate of an interested shareholder and

          o any transaction which increases the capital stock beneficially owned by an interested shareholder or any affiliate or associate of an interested shareholder.

                   DESCRIPTION OF JOHNSON & JOHNSON GUARANTEES

          The following summary of the Johnson & Johnson guarantees is subject in all respects to the first supplemental indenture dated as of June 22, 2001, among ALZA, Johnson & Johnson and Chase Manhattan Bank and Trust Company, National Association, as Trustee, to the indenture dated as of July 28, 2000, between ALZA and Chase Manhattan Bank and Trust Company, National Association, as Trustee, governing the ALZA debentures. See "Where You Can Find More Information" on page 15.

          Johnson & Johnson has unconditionally and irrevocably guaranteed:

          o the full and punctual payment of principal, premium, if any, and interest on the ALZA debentures when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ALZA under the indenture and the ALZA debentures and

          o the full and punctual performance within applicable grace periods of all other obligations of ALZA under the indenture and the ALZA debentures.

The Johnson & Johnson guarantees constitute a guarantee of payment, performance and compliance when due and not a guarantee of collection.

          Our obligations under the Johnson & Johnson guarantees are subordinated in right of payment to all our senior indebtedness that is currently outstanding or that we may incur in the future. As of July 31, 2001, our aggregate outstanding senior indebtedness was approximately $1,993,975,000. The terms of the indenture, the first supplemental indenture and the ALZA debentures do not limit our ability to incur additional senior indebtedness.

          The Johnson & Johnson guarantees are in uncertificated form and are embodied in the first supplemental indenture.

                             SELLING SECURITYHOLDERS

          The ALZA debentures originally were issued and sold on July 28, 2000 in a private offering to Credit Suisse First Boston Corporation, Chase Securities Inc. and Morgan Stanley & Co. Incorporated, as the initial purchasers, and were resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933) or institutional "accredited investors" (as defined in Rule 501 under the Securities Act of 1933).

          On November 1, 2000, a registration statement on Form S-3 filed by ALZA to register resales of the ALZA debentures and ALZA common stock then issuable upon conversion of the ALZA debentures was declared effective by the Securities and Exchange Commission. On June 22, 2001, ALZA became a wholly owned subsidiary of Johnson & Johnson through the merger of a wholly owned subsidiary of Johnson & Johnson with and into ALZA, and each outstanding share of ALZA common stock was converted into the right to receive 0.98 shares of Johnson & Johnson common stock. In connection with the merger, the ALZA debentures became convertible into shares of Johnson & Johnson common stock at a conversion rate of 13.7465 shares of Johnson & Johnson common stock per $1,000 principal amount of an ALZA debenture, subject to anti-dilution adjustments, and Johnson & Johnson issued its subordinated guarantee of the ALZA debentures. Johnson & Johnson also assumed all of the obligations of ALZA under the indenture governing the ALZA debentures.

          The selling securityholders hold ALZA debentures and may from time to time offer and sell pursuant to this prospectus any or all of the shares of Johnson & Johnson issuable upon conversion of their ALZA debentures or the Johnson & Johnson guarantees associated with the ALZA debentures held by the selling securityholders. The term "selling securityholders" includes the holders listed below and the beneficial owners of the shares of Johnson & Johnson common stock and Johnson & Johnson guarantees listed in this prospectus and their transferees, pledgees, donees or other successors.

          The following table sets forth (1) the number of shares of Johnson & Johnson common stock which the selling securityholders owned or had the right to acquire upon conversion of the ALZA debentures held by the selling securityholders as of August 8, 2001, (2) the number of shares of Johnson & Johnson common stock that may be offered and sold pursuant to this prospectus,
(3) the principal amount of the Johnson & Johnson guarantees associated with the ALZA debentures held by the selling securityholders as of August 8, 2001, (4) the percentage of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of August 8, 2001, represented by that principal amount of Johnson & Johnson guarantees and (5) the principal amount of the Johnson & Johnson guarantees that may be offered and sold pursuant to this prospectus. As of August 8, 2001, none of the selling securityholders beneficially owned 1% or more of the outstanding shares of Johnson & Johnson common stock.

                                                    Common Stock                              Guarantees
                                          -------------------------------  ------------------------------------------------

                                            Shares        Number of                                           Principal
                                          Beneficially      Shares           Principal   Percentage of         Amount
           Name of Selling                  Owned (1)    Registered for        Amount     Outstanding      Registered for
           Securityholder                                    Sale           Beneficially  Guarantees       Sale Hereby($)
                                                           Hereby(2)        Owned($)
                                          -------------  ----------------  ------------- ---------------   ---------------
Amerisure Companies/Michigan Mutual
Insurance Company                              10,309        10,309           750,000        *                  750,000

American Fidelity Assurance Company             7,904         7,904           575,000        *                  575,000

Associated Electric & Gas Insurance
Services Limited                               20,619        20,619         1,500,000        *                1,500,000

Aventis Pension Master Trust                    6,598         6,598           480,000        *                  480,000

Bankers Life Insurance Co.                      2,474         2,474           180,000        *                  180,000

Blue Cross Blue Shield of Florida              89,352        89,352         6,500,000        *                6,500,000

Boilermarker - Blacksmith Pension Trust        41,239        41,239         3,000,000        *                3,000,000

CALAMOS(R)Convertible Fund -
CALAMOS(R)Investment Trust                     52,924        52,924         3,850,000        *                4,270,000

CALAMOS(R)Convertible Portfolio -
CALAMOS(R)Advisors Trust                        1,993         1,993           145,000        *                  145,000

CALAMOS(R)Global Convertible Fund -
CALAMOS(R)Investment Trust                      3,780         3,780           275,000        *                  275,000

City of Albany Pension Plan                     3,642         3,642           265,000        *                  265,000

City of Birmingham                             41,239        41,239         3,000,000        *                3,000,000

City of Knoxville Pension System                8,522         8,522           620,000        *                  620,000

Conseco Annuity Assurance-Multi Bucke
Annuity Convertible Bond Fund        t         82,479        82,479         6,000,000        *                6,000,000

Delta Airlines Master Trust                    71,481        71,481         5,200,000        *                5,200,000

Dorinco Reinsurance Company                    34,366        34,366         2,500,000        *                2,500,000

Genesee County Employees' Retirement
System                                         10,997        10,997           800,000        *                  800,000

Greek Catholic Union                              756           756            55,000        *                   55,000

Greek Catholic Union II                           618           618            45,000        *                  100,000

H. K. Porter Company, Inc.                        962           962            70,000        *                   70,000

IL Annuity and Insurance Company              316,169       316,169        23,000,000       2.1%             23,000,000

Jackson County Employees' Retirement
System                                          5,842         5,842           425,000        *                  425,000

Kettering Medical Center Funded
Depreciation Account                            2,474         2,474           180,000        *                  180,000

Knoxville Utilities Board Retirement
System                                          5,773         5,773           420,000        *                  420,000

Louisiana Workers' Compensation
Corporation                                     5,567         5,567           405,000        *                  405,000

Morgan Stanley Co.                              1,512         1,512           110,000        *                  110,000

Nashville Electric Service                      6,873         6,873           500,000        *                  500,000

BS Debt Income Fund-Class A                       274           274            20,000        *                   20,000

NORCAL Mutual Insurance Company                10,997        10,997           800,000        *                  800,000

Port Authority of Allegheny  County            43,026
Retirement and Disability Allowance Plan                     43,026         3,130,000        *                3,130,000

Protective Life Insurance Company             625,465       625,465        45,500,000       4.2%             45,500,000

OZ Master Fund, Ltd.                          247,437       247,437        18,000,000       1.7%             18,000,000

                                                    Common Stock                              Guarantees
                                          -------------------------------  ------------------------------------------------

                                            Shares        Number of                                           Principal
                                          Beneficially      Shares           Principal   Percentage of         Amount
           Name of Selling                  Owned (1)    Registered for        Amount     Outstanding      Registered for
           Securityholder                                    Sale           Beneficially  Guarantees       Sale Hereby($)
                                                           Hereby(2)        Owned($)
           ---------------               -------------  ----------------  ------------- ---------------   ---------------
Southern Farm Bureau Life Insurance
Company                                    30,929           30,929         2,250,000            *              2,250,000

The Cockrell Foundation                     3,436            3,436           250,000            *                250,000

The Dow Chemical Company Employees'
Retirement plan                            81,104           81,2104        5,900,000          1.5%             5,900,000

The Fondren Foundation                      2,543            2,543           185,000            *                185,000

SPT                                        32,716           32,716         2,380,000            *              2,380,000

UBS Warburg LLC                           510,187          510,187        37,114,000          3.4%            37,114,000

United Food and Commercial Workers
Local 1262 and Employers Pension Fund      19,245           19,245         1,400,000            *              1,400,000

Victory Capital Management                193,825          193,825        14,100,000          1.3%            14,100,000

Vopak USA Inc, Retirement Plan             11,272           11,272           820,000            *                820,000

---------------

(1) Assumes conversion of the full amount of the unrestricted and restricted ALZA debentures held by such holder at the conversion rate in effect as of August 8, 2001 of 13.7465 shares of Johnson & Johnson common stock per $1,000 principal amount of an ALZA debenture. Fractional shares will not be issued upon conversion of the ALZA debentures; cash will be paid in lieu of any fractional shares.

(2) Assumes conversion of the full amount of the restricted ALZA debentures held by such holder at the conversion rate in effect as of August 8, 2001 of 13.7465 shares of Johnson & Johnson common stock per $1,000 principal amount of an ALZA debenture. Fractional shares will not be issued upon conversion of the ALZA debentures; cash will be paid in lieu of any fractional shares. This prospectus also covers any additional shares of Johnson & Johnson common stock which may become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Johnson & Johnson common stock.

   * Represents beneficial ownership of less than 1% of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of August 8, 2001.

          None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with Johnson & Johnson or any of its predecessors or affiliates. Because the selling securityholders may, pursuant to this prospectus, offer all or some portion of the shares of Johnson & Johnson common stock issuable upon conversion of their ALZA debentures or all or some portion of the Johnson & Johnson guarantees associated with the ALZA debentures held by the selling securityholders, no estimate can be given as to the number of shares of Johnson & Johnson common stock or the principal amount of Johnson & Johnson guarantees that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares of Johnson & Johnson common stock issuable upon conversion of their ALZA debentures or all or some portion of the Johnson & Johnson guarantees, together with the associated ALZA debentures held by the selling securityholders, since the date on which they provided the information regarding such shares and guarantees, in transactions exempt from the registration requirements of the Securities Act of 1933.


                              PLAN OF DISTRIBUTION

          The shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees offered by this prospectus are being registered to permit public secondary trading of such securities by the holders thereof. Johnson & Johnson will bear all expenses (other than underwriting discounts and selling commissions, if any) in connection with the registration and sale of the shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees covered by this prospectus.

          Johnson & Johnson will not receive any proceeds from the sale of the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees. The shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees, together with the associated ALZA debentures, may be sold from time to time by the selling securityholders or by pledgees, donees, transferees or other successors in interest. The selling securityholders will act independently of Johnson & Johnson in making decisions with respect to the timing, manner, price and size of each sale.

          The shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees, together with the associated ALZA debentures, covered by this prospectus may be sold from time to time to purchasers directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated ALZA debentures, to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders or the purchasers of such securities for whom they may act as agents. The selling securityholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

          Johnson & Johnson common stock is listed on the New York Stock Exchange. The shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees, together with the associated ALZA debentures, covered by this prospectus may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees, together with the associated ALZA debentures, may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over- the-counter market or (iv) through the writing of options. In connection with sales of shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated ALZA debentures, or otherwise, the selling securityholders may enter into hedging transactions with broker- dealers which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling securityholders may also sell shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated ALZA debentures, short and deliver such securities to close out such short positions, or loan or pledge shares of such securities to broker- dealers that in turn may sell such securities. At the time a particular offering of the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated ALZA debentures, is made, a prospectus supplement, if required, will be distributed which will set forth the number of shares of Johnson & Johnson common stock or the principal amount of Johnson & Johnson guarantees, as the case may be, being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers and the proposed selling price to the public.

          In addition, any shares of Johnson & Johnson common stock and any Johnson & Johnson guarantees covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act of 1933 may be sold, and in the case of the Johnson & Johnson guarantees, together with the associated ALZA debentures, under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling securityholder will sell any or all of the shares of Johnson & Johnson common stock or any or all of the Johnson & Johnson guarantees, together with the associated ALZA debentures, described in this prospectus, and any selling securityholder may transfer, devise or gift such securities by other means not described in this prospectus.

          To comply with the securities laws of certain jurisdictions, if applicable, shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees, together with the associated ALZA debentures, will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated ALZA debentures, may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

          The selling securityholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees by the selling securityholders. The foregoing may affect the marketability of such shares or such guarantees.


                   UNITED STATES TAXATION OF NON-U.S. HOLDERS

GENERAL

          This section summarizes the material U.S. tax consequences to a holder of Johnson & Johnson common stock that is a "Non-U.S. Holder" (as defined below). However, the discussion is limited in the following ways:

          o The discussion only covers you if you hold Johnson & Johnson common stock as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

          o The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Johnson & Johnson common stock.

          o The discussion is based on current law. Changes in the law may change the tax treatment of Johnson & Johnson common stock.

          o    The discussion does not cover state, local or foreign law.

          o Johnson & Johnson has not requested, and will not request, a ruling from the IRS on the tax consequences of owning Johnson & Johnson common stock. As a result, the IRS could disagree with portions of this discussion.

YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF HOLDING IN YOUR PARTICULAR SITUATION.

         For the purposes of this discussion, a "Non-U.S. Holder" is:

          o    an individual that is a nonresident alien

          o a corporation -- or entity taxable as a corporation for U.S. federal income tax purposes -- created under non-U.S. law or

          o an estate or trust that is not taxable in the U.S. on its worldwide income.

          If a partnership holds Johnson & Johnson common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Johnson & Johnson common stock, you should consult your tax advisor.

WITHHOLDING TAXES IN GENERAL

          Unless an exception applies, all dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30%. These taxes will be withheld either by the paying agent or by the bank, broker or other intermediary through which you hold your Johnson & Johnson common stock.

          In general, the entire dividend is subject to withholding tax. However, special rules apply if a dividend is greater than Johnson & Johnson's accumulated "earnings and profits" as calculated for U.S. federal income tax purposes. In that case, either:

          o Johnson & Johnson (or the intermediary) may elect to withhold only on the portion of the dividend that is out of our earnings and profits. In this case, the remainder of the dividend would not be subject to withholding tax.

          o Johnson & Johnson (or the intermediary) may withhold on the entire dividend. In that case, you would be entitled to obtain a refund from the Internal Revenue Service for the withholding tax on the portion of the dividend that exceeds our earnings and profits.

Exceptions to 30% Withholding Taxes

         You may be entitled to a reduced rate of withholding taxes -- or exemption from withholding taxes -- if you are eligible for a tax treaty between the United States and your country of residence. The particular withholding tax rate that would apply to you depends on your tax status and on the particular tax treaty. However, the rate under most treaties is 15% for a typical portfolio investor.

         To be eligible for a tax treaty, you generally must meet each of the following requirements:

          o You are the beneficial owner of the Johnson & Johnson common stock. That is, you are not holding the Johnson & Johnson common stock on behalf of someone else.

          o You are a resident of the tax treaty jurisdiction and you satisfy all the other requirements in the treaty.

          o    You comply with certain documentation requirements.

          o If you are treated as a partnership or other pass-through entity either for U.S. federal income tax purposes or under the tax laws of the treaty jurisdiction, you must satisfy additional requirements.

          Alternatively, dividends paid to you will be exempt from U.S. withholding tax if the dividend income is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must generally complete Form W-8ECI.

         Even if you meet one of the above requirements, you will not be entitled to the reduction in, or exemption from, withholding tax on dividends paid to you under any of the following circumstances:

          o The withholding agent or an intermediary knows or has reason to know that you are not entitled to the reduction in rate or the exemption from withholding tax. Specific rules apply for this test.

          o The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

          o An intermediary through which you hold Johnson & Johnson common stock fails to comply with the necessary procedures. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the shares. However, if you hold your shares through a qualified intermediary
               - or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the shares - the qualified intermediary will not generally forward this information to the withholding agent.

          The amount of dividends paid to you, and the amount withheld from the dividends, will generally be reported to the Internal Revenue Service and to you on Form 1042-S. However, this reporting does not apply to you if you hold your Johnson & Johnson common stock directly through a qualified intermediary and the applicable procedures are complied with.

          The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change, and certain transition rules apply for calendar year 2001. In addition, special rules apply to certain types of non-U.S. holders, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. You should consult with your tax advisor regarding the specific methods for satisfying these requirements.

SALE OF JOHNSON & JOHNSON COMMON STOCK

          If you sell a share, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

          o The gain is connected with a trade or business that you conduct in the U.S.

          o You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the share, and certain other conditions are satisfied.

U.S. TRADE OR BUSINESS

          If you hold your Johnson & Johnson common stock in connection with a trade or business that you are conducting in the U.S.:

          o Any dividends on the Johnson & Johnson common stock, and any gain from disposing of the Johnson & Johnson common stock, generally will be subject to income tax at the usual U.S. rates applicable to U.S. persons.

          o If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Johnson & Johnson common stock. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

ESTATE TAXES

          If you are an individual, your Johnson & Johnson common stock will be subject to U.S. estate tax when you die unless you are entitled to the benefits of an estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Under the U.S. information reporting rules, when a stockholder receives dividends or proceeds on the sale of stock, the appropriate intermediary must report to the Internal Revenue Service and to the stockholder the amount of the dividends or sale proceeds. Some stockholders, including all corporations, are exempt from these rules.

          In addition, a nonexempt stockholder is required to provide the intermediary with certain identifying information. If this information is not supplied, or if the intermediary knows or has reason to know that it is not true, dividends or sale proceeds are subject to "backup withholding" at a maximum rate of 31%. Backup withholding is not an additional tax, and the stockholder may use the tax as a credit against the tax it otherwise owes.


                                  LEGAL MATTERS

          The validity of the shares of Johnson & Johnson common stock and the enforceability of the Johnson & Johnson guarantees offered by this prospectus have been passed upon by Joseph S. Orban, Esq., Associate General Counsel, of Johnson & Johnson. Mr. Orban is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally and owns and has options to purchase shares of Johnson & Johnson common stock.


                                     EXPERTS

          The supplemental consolidated financial statements as of December 31, 2000 and January 2, 2000 and for each of the three fiscal years in the period ended December 31, 2000 of Johnson & Johnson and subsidiaries incorporated in this prospectus by reference to the Johnson & Johnson Current Report on Form 8-K filed on August 7, 2001, and the historical consolidated financial statements and financial statement schedule of Johnson & Johnson and subsidiaries as of December 31, 2000 and January 2, 2000, and for each of the three fiscal years in the period ended December 31, 2000, which are included in or incorporated by reference in the Johnson & Johnson Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which have also been incorporated by reference in this prospectus, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register resales of:

          o the shares of the Johnson & Johnson common stock issuable upon conversion of ALZA debentures held by certain selling securityholders and

          o the Johnson & Johnson guarantees of the ALZA debentures associated with the ALZA debentures held by certain selling securityholders.

This prospectus forms a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information contained in the registration statement or in the exhibits to the registration statement.

          We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy those reports, statements or other information at the Securities and Exchange Commission's public reference rooms at the following locations:

    Public Reference Room    New York Regional Office  Chicago Regional Office
    450 Fifth Street, N.W.     7 World Trade Center        Citicorp Center
          Room 1024                 Suite 1300         500 West Madison Street
    Washington, D.C. 20549      New York, NY 10048            Suite 1400
                                                        Chicago, IL 60661-2511

          Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Johnson & Johnson may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

          The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

          This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Johnson & Johnson that is not included in or delivered with this prospectus.

Johnson & Johnson Filings
(File No. 001-03215)                 Period or Date Filed
--------------------                 --------------------

Annual Report on Form 10-K.......... Fiscal Year ended December 31, 2000, as amended by Amendment No. 1 thereto filed on
                                     Form 10-K/A on June 28, 2001
Quarterly Report on Form 10-Q....... Quarter ended April 1, 2001

Current Report on 8-K............... Filed August 7, 2001

          The Current Report on Form 8-K filed on August 7, 2001 contains the supplemental audited consolidated financial statements of Johnson & Johnson and subsidiaries as of December 31, 2000 and January 2, 2000 and for each of the three fiscal years in the period ended December 31, 2000 and the unaudited supplemental condensed consolidated financial statements of Johnson & Johnson and subsidiaries for the three months ended April 1, 2001 and April 2, 2000 which give retroactive effect to Johnson & Johnson's merger with ALZA Corporation, which has been accounted for as a pooling of interests.

          We are also incorporating by reference additional documents that we file before the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

          You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to or calling the following address or telephone number:

                                Johnson & Johnson
                           One Johnson & Johnson Plaza
                             New Brunswick, NJ 08933
                    Attention: Office of Corporate Secretary
                            Telephone: (732) 524-2455

          You should rely only on the information contained or incorporated by reference in this prospectus before deciding to purchase shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees being offered by this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated August 14, 2001. You should not assume that the information contained in this prospectus is accurate as of any date other than that date unless the information specifically indicates that another date applies. If you are in a jurisdiction where it is unlawful to offer to convert or sell or to ask for offers to convert or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the documents we incorporate by reference contain "forward-looking statements" that anticipate results based on management's plans that are subject to uncertainty. Forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans", "expects", "will", "anticipates", "estimates" and other words of similar meaning. These statements may address, among other things, Johnson & Johnson's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results.

          Forward-looking statements are based on current expectations of future events. Johnson & Johnson cannot guarantee that any forward-looking statement will be accurate, although Johnson & Johnson believes that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could differ materially from our projections. Johnson & Johnson assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

          Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 contains, in Exhibit 99(b), a discussion of various factors that could cause actual results to differ materially from expectations. That Exhibit from the Form 10-K is incorporated in this prospectus by reference. Johnson & Johnson notes these factors are permitted by the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of any document we incorporate by reference, the date of that document. Investors also should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the various expenses to be paid by Johnson & Johnson in connection with the sale and distribution of the securities being offered by the prospectus forming a part of this Registration Statement. All amounts shown are estimates except for amounts of filing and listing fees.

Securities and Exchange Commission registration fee............      $         0
New York Stock Exchange listing fee............................                0
Trustee fees...................................................            3,500
Legal fees and expenses........................................           10,000
Accounting fees and expenses...................................            5,000
Printing, EDGAR formatting and mailing expenses................            1,000
Miscellaneous..................................................            1,000
      Total....................................................      $    20,500

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The New Jersey Business Corporation Act (the "NJBCA") provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

          The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

          The Registrant's Restated Certificate of Incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors and officers, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for damages for breach of any duty owed to the Registrant or its stockholders.

          The By-laws of the Registrant provide that to the full extent permitted by the laws of the State of New Jersey, the Registrant shall indemnify any person (an "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor) (a "Proceeding"), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of the Registrant or, while serving as a director or officer of the Registrant, is or was at the request of the Registrant also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding; provided, that there shall be no indemnification under the By-laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Registrant has given its prior consent to such settlement or disposition. The right of indemnification created by the By-laws shall be a contract right enforceable by an Indemnitee against the Registrant, and it shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The indemnification provisions of the By-laws shall inure to the benefit of the heirs and legal representatives of an Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of the By-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the By-laws shall deprive any Indemnitee of any rights under the By-laws with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

          The Registrant enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the Registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the Registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the Registrant, or are or were serving, shall serve, or shall have served, at the request of the Registrant, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

ITEM 16.  EXHIBITS.

          See Exhibit Index.


ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Securities registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey on this 14th day of August, 2001.

                                            JOHNSON & JOHNSON

                                            By       /s/ M. H. Ullmann
                                                 -------------------------------
                                                 Name: M. H. Ullmann
                                                 Title:   Secretary



          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature                       Title                             Date
  ---------                       -----                             ----

             *             Chairman, Board of Directors;       August 14, 2001
-------------------------  Chief Executive Officer and
(R. S. Larsen)             Chairman, Executive
                           Committee
                           (Principal Executive Officer)

             *
-------------------------  Member, Executive                   August 14, 2001
(R. J. Darretta)           Committee; Vice President,
                           Finance,
                           (Principal Financial Officer)

             *             Controller                          August 14, 2001
-------------------------  (Principal Accounting Officer)
(C. E. Lockett)

             *             Director                            August 14, 2001
-------------------------
(G. N. Burrow)

                           Director                            August 14, 2001
-------------------------
(J. G. Cooney)

                           Director                            August 14, 2001
-------------------------
(J. G. Cullen)

             *             Director                            August 14, 2001
-------------------------
(M. J. Folkman)

                           Director                            August 14, 2001
-------------------------
(A. D. Jordan)

                           Director                            August 14, 2001
-------------------------
(A. G. Langbo)

  Signature                       Title                             Date
  ---------                       -----                             ----

             *             Director                            August 14, 2001
-------------------------
(J. T. Lenehan)

             *             Director                            August 14, 2001
-------------------------
(J. S. Mayo)

             *             Director                            August 14, 2001
-------------------------
(L. F. Mullin)

                           Director                            August 14, 2001
-------------------------
(H. B. Schacht)

             *             Director                            August 14, 2001
-------------------------
(M. F. Singer)

             *             Director                            August 14, 2001
-------------------------
(J. W. Snow)

             *             Director                            August 14, 2001
-------------------------
(W. C. Weldon)

             *             Director                            August 14, 2001
-------------------------
(R. N. Wilson)


By: /s/ M. H. Ullmann
    ---------------------
    Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number                         Description
-------                        -----------

2.1 Agreement and Plan of Merger dated as of March 26, 2001, among Johnson & Johnson, Express Merger Sub Inc. and ALZA Corporation (incorporated by reference to Exhibit 2.1 to Johnson & Johnson's Registration Statement on Form S-4, Registration No. 333-59380).

4.1 Provisions of the Restated Certificate of Incorporation of Johnson & Johnson dated May 21, 1996, that define the rights of securityholders of Johnson & Johnson (incorporated by reference to Exhibit 3 to Johnson & Johnson's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996).

4.2 Provisions of the By-laws of Johnson & Johnson, as amended effective June 11, 2001, that define the rights of securityholders of Johnson & Johnson (incorporated by reference to Exhibit 3(b) to Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Amendment No. 1 thereto filed on Form 10-K/A filed on June 28, 2001)

4.3* First Supplemental Indenture dated as of June 22, 2001, among ALZA
     Corporation, Johnson & Johnson and Chase Manhattan Bank and Trust Company, National Association, as Trustee.

5.1 Opinion of Joseph S. Orban, Esq., Associate General Counsel, of Johnson & Johnson, regarding the validity of the shares and the enforceability of the guarantees.

12.1 Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1 Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Joseph S. Orban, Esq., Associate General Counsel, of Johnson & Johnson (included in Exhibit 5.1).

24.1* Power of Attorney.

------------------------

*  Previously filed.

                                                                     EXHIBIT 5.1


                        [LETTERHEAD OF JOHNSON & JOHNSON]



                                                                  August 7, 2001



Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Ladies and Gentlemen:

          I am Associate General Counsel of Johnson & Johnson, a New Jersey corporation (the "Company"), and I am familiar with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed registration of resales by certain selling securityholders of (i) up to an aggregate number of 5,403,694 shares of the Company's common stock, par value $1.00 per share (the "Shares"), issuable upon conversion of 3% Zero Coupon Convertible Subordinated Debentures due July 28, 2020 (the "Debentures") of ALZA Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("ALZA"), pursuant to the Indenture dated as of July 28, 2000, between ALZA and Chase Manhattan Bank and Trust Company, National Association, as Trustee (the "Trustee"), as supplemented and amended by the First Supplemental Indenture thereto dated as of June 22, 2001 (the "First Supplemental Indenture"), among ALZA, the Company and the Trustee, and (ii) the Company's guarantees (the "Guarantees") of up to $393,096,000 aggregate principal amount of the Debentures, which Guarantees were issued by the Company under the First Supplemental Indenture.

          I have reviewed the Company's Restated Certificate of Incorporation and By-laws and such other corporate records and documents of the Company, including, without limitation, the Indenture and the First Supplemental Indenture, and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

          Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that (a) the Shares, when issued upon conversion of the Debentures, will be duly authorized, validly issued, fully paid and nonassessable and (b) assuming that the First Supplemental Indenture has been duly authorized, executed and delivered by ALZA and the Trustee, the Guarantees constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms. The opinion in clause (b) of the preceding sentence is limited to the extent that the enforceability of the Guarantees may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and by general principles of equity, including, without limitation, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          I hereby consent to the use of my name under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.


                                    Very truly yours,

                                    /s/ Joseph S. Orban
                                    --------------------------
                                    Joseph S. Orban
                                    Associate General Counsel

                                                                    EXHIBIT 12.1




                       JOHNSON & JOHNSON AND SUBSIDIARIES

        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                              (Dollars in Millions)


                                           Fiscal Quarter                            Fiscal Year Ended
                                       -----------------------  --------------------------------------------------------------------
                                                Ended
                                            April 1,         December 31,   January 2,    January 3,     December 28,   December 29,
                                              2001               2000         2000           1999(2)         1997           1996
                                    -----------------------     ------       ------         ---------        -----          -----
Determination of Earnings:
   Earnings Before Provision
      for Taxes on Income.........       $  2,217                6,868         5,877          4,333         4,342           4,143
   Fixed Charges..................             55                  292           337            269           260             258
                                       ----------             --------      --------       --------      --------        --------
      Total Earnings as Defined...          2,272                7,160         6,214          4,602         4,602           4,401
Fixed Charges and  Other:
   Rents..........................             22                   88            82             83            81              82
   Interests......................             33                  204           255            186           179             176
                                       ----------             --------      --------       --------      --------        --------
        Fixed Charges.............             55                  292           337            269           260             258
   Capitalized Interest...........             20                   97            84             73            41              55
                                       ----------             --------      --------       --------      --------        --------
        Total Fixed Charges.......       $     75                  389           421            342           301             313
Ratio of Earnings to Fixed
Charges...........................          30.29                18.41         14.76          13.46         15.29           14.06


---------------

(1) The ratio of earnings to fixed charges represents the historical ratio of Johnson & Johnson and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

(2) Earnings for the fiscal year ended January 3, 1999 include restructuring charges of $613 million and in-process research and development charges of $298 million. Excluding the effect of these charges, the ratio of earnings to fixed charges would have been 16.12.

                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Johnson & Johnson of our report dated January 22, 2001, except as to the stock split which is as of June 12, 2001 and the pooling of interests with ALZA Corporation which is as of June 22, 2001, relating to our audit of the supplemental consolidated financial statements of Johnson & Johnson and subsidiaries as of December 31, 2000 and January 2, 2000, and for each of the three fiscal years in the period ended December 31, 2000, which report appears in the Current Report on Form 8-K of Johnson & Johnson filed on August 7, 2001. We also consent to the incorporation by reference in such Registration Statement of our reports dated January 22, 2001 relating to our audit of the consolidated financial statements and financial statement schedule of Johnson & Johnson and subsidiaries as of December 31, 2000 and January 2, 2000 and for each of the three fiscal years in the period ended December 31, 2000, which reports are incorporated by reference or included in the Johnson & Johnson Annual Report on Form 10-K for the fiscal year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in this Registration Statement.


                                                  /s/ PricewaterhouseCoopers LLP


New York, New York
August 10, 2001